Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 pertaining to the Amended and Restated Globalstar, Inc. 2006 Equity Incentive Plan of our report dated March 31, 2009 (except for Note 19, as to which the date is August 20, 2009), with respect to the consolidated financial statements of Globalstar, Inc., and the effectiveness of internal control over financial reporting, included in the Company’s Current Report on Form 8-K of Globalstar, Inc. dated August 20, 2009.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
August 20, 2009